DATED OCTOBER 4, 2006
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 5.125% NOTES DUE 2011

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 5.125%Notes Due 2011
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date:	October 4, 2006
Settlement Date (Original Issue date):	October 12, 2006
Maturity Date:	October 12, 2011
Principal Amount:	$450,000,000
Price to Public (Issue Price):	99.983%
All-in-price:	99.633%
Pricing Benchmark:	UST 4.5% Notes due September 2011
UST Spot (Yield):	4.489%
Spread to Benchmark:	+ 64 basis points
Yield to Maturity:	5.129%
Net Proceeds to Issuer:	$448,348,500
Coupon:	5.125%
Interest Payment Dates:	Interest will be paid semi-annually on the 12th of each April and October of each year, commencing April 12, 2007 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Bookrunners:	Banc of America Securities LLC (85% split equally 3 ways)
Goldman, Sachs & Co. (85% split equally 3 ways)
J.P. Morgan Securities Inc. (85% split equally 3 ways)
Co-Managers	Citigroup Global Markets Inc. (5%)
Merrill Lynch, Pierce, Fenner & Smith (5%)
SG Americas Securities, LLC (5%)
CUSIP:	14912L3G4

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Banc of America Securities LLC 800-294-1322, Goldman Sachs 866-471-2526.or by calling JP Morgan collect 1-212-834-4533.